Exhibit 10.1

THIS EMPLOYMENT AGREEMENT IS SUBJECT TO ARBITRATION

PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT,

SECTION 15-48-10 ET SEQ., AS AMENDED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 16th day of May, 2012 (the “Effective Date”) by and between Coastal Carolina National Bank (“Bank”) and Jeffrey A. Benjamin (“Employee”).

W I T N E S S E T H

WHEREAS, the Employee became employed with the Bank on March 29, 2010 as Senior Vice President and Credit Officer of the Bank; and

WHEREAS, the Bank desires to continue Employee’s employment; and

WHEREAS, the Parties hereto desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Bank.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby and by these recitals, the parties agree as follows:

1. Position and Duties. The Bank agrees to continue to employ Employee as Senior Vice President and Chief Credit Officer.

Employee shall continue to devote his full-time and best efforts to his employment with the Bank and shall apply substantially that degree of skill and diligence in rendering services to the Bank as would be applied by a person of ordinary prudence and comparable experience under similar circumstances. In connection therewith, Employee shall report to and be subject to the direction of the Bank’s CEO and President. Employee may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities; provided, however, Employee shall not accept any position as a director of any unaffiliated for-profit business organization without the prior approval of the Bank’s Board of Directors.

2. Compensation.

(a) Annual Salary. Employee currently receives an annual base salary of One Hundred Thirty-Nine Thousand and No/100 ($139,000.00) Dollars per year, (the “Annual Salary”) payable in accordance with Bank’s payroll practice. The Annual Salary may be increased from time to time, but shall not be decreased without the written consent of Employee.

(b) Performance Bonus. Each year the Bank Board of Directors shall approve a Management Incentive Plan under which the Employee is eligible to receive additional compensation.

(c) Equity Based Compensation. In each year of employment, Employee shall be eligible to receive appropriate awards of stock options, restricted stock and/or other equity based compensation under such terms and conditions as determined by the Bank Board, in its sole discretion.

3. Term of Employment. Employee’s employment under this Agreement shall be for a term commencing on the Effective Date and ending 36 months thereafter, unless sooner terminated in accordance with the provisions of this Agreement. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless either Party gives at least ninety (90) days advance written notice of non-renewal to the other Party. Such period of employment, including, as extended, if applicable, is hereinafter referred to as the “Term.”

Upon termination of Employee’s employment for any reason, Employee or, in the event of Employee’s death, Employee’s estate, shall be entitled to Employee’s Annual Salary prorated through the date of termination. Any other payments or benefits earned by or owed to Employee hereunder at the time of termination of employment, but not yet paid to Employee, shall be paid to Employee or his estate at such time as is provided by the terms of the applicable Bank plan or policy. Employee’s right to any additional payments and benefits for periods after the date of termination of employment shall be determined in accordance with the following provisions in Section 8.

4. Fringe Benefits, Vacation Time, Expenses and Perquisites.

(a) Benefit Plan Participation. Employee shall be eligible to participate in or receive benefits under all Bank employment benefit plans made available to Bank employees as well as such plans available to its executives and key management employees.

(b) Vacation Time Allowances. Employee shall be entitled each calendar year to fifteen (15) business days of vacation, prorated for any partial year, during which time Employee’s compensation will continue to be paid. Each year, Employee shall take five (5) business days of the fifteen (15) vacation days consecutively. Unused vacation days shall not accrue from year to year.

(c) Business Expense Reimbursement. Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by Bank) in performing services hereunder, provided that Employee properly accounts therefore in accordance with corporate policy.

(d) Cell Phone. The Bank will provide Employee with a cell phone for business use and pay the monthly fees in connection therewith or in the alternative Employee shall receive a monthly cell phone allowance in the amount of Fifty and No/100 ($50.00) Dollars.

5. Confidential Information and Restrictive Covenants. Employee acknowledges that he has performed services or will perform services hereunder which directly affect the Bank’s business. Accordingly, the Parties deem it necessary to enter into the protective provisions set forth below, the terms and conditions of which have been negotiated by and between the Parties hereto.

(a) Non-Competition. Employee expressly covenants and agrees that during the Term (as such term is defined in Section 3) and for a period of twelve (12) full months after termination of his association with the Bank, for any reason other than pursuant to subsection (c), (d), (f) or (g), of Section 8 hereof, Employee shall not directly or indirectly, either as a principal, agent, employee, Bank, stockholder, organizer, director, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes, but it is not limited to, the commercial banking, insurance agency, wealth management, trust, savings and loan, and mortgage banking businesses, and any other business in which the Bank or any of its subsidiaries is engaged, or efforts to organize a banking or other financial services business anywhere within Horry and Georgetown, Counties in South Carolina provided, however, that Employee shall not be prohibited hereunder from passively investing in a business similar to the banking and other financial business activities of the Bank or any of its subsidiaries, if such investment is limited to less than one percent of the capital stock or other securities of any such corporation or other entity, except this restriction is not applicable to Employee’s current holdings in Coastal Bancshares, Inc.

(b) Non-Solicitation of Employees. Employee agrees that he will, during the Term and for a period of twelve (12) full months thereafter (i) not solicit, entice, persuade or induce any other employee of the Bank or any of its subsidiaries to leave the employ or association of such entity, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any individual who is employed by the Bank or any of its subsidiaries at the time of the attempted recruiting or hiring.

(c) Non-Solicitation of Customers. Employee agrees that, during the Term and for a period of twelve (12) full months thereafter, he will not, directly or indirectly, solicit any business from any of the customers of the Bank or any of its subsidiaries, or actively seek prospective customers of the Bank or any of its subsidiaries, with whom Employee had material direct or indirect contact within the last twelve (12) months of Employee’s association hereunder for purposes of providing products or services that are similar to or competitive with those provided by the Bank or any of its subsidiaries, if the Bank or any of its subsidiaries is also then still engaged in such business.

6. Unauthorized Disclosure. Employee shall not, without the written consent of the Bank Board, as applicable, or a person authorized thereby, knowingly disclose to any person, other than an employee of Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties hereunder or as required by law, any material confidential information obtained by him while in the employ of Bank with respect to any of Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or any business practices the disclosure of which he knows or reasonably should know will or is likely to be damaging to Bank, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Bank.

The covenants contained in this Section 6 shall survive the termination of Employee’s employment hereunder for any reason for a period of five years; provided, however, that with respect to those items of confidential information which constitute a trade secret under applicable law, Employee’s obligations of confidentiality and non-disclosure as set forth in this Section 6 shall continue to survive after said five-year period to the greatest extent permitted by applicable law. These rights of Bank are in addition to those rights Bank has under the common law or applicable statutes for the protection of trade secrets.

7. Injunctive Relief. It is understood and agreed by the Parties hereto that the services to be rendered by Employee hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by Employee of the covenants set out in Sections 5 and 6 of this Agreement will cause Bank great and irreparable injury and damage. Employee hereby expressly agrees that Bank shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Section 5 or 6 of this Agreement by Employee. This provision shall not, however, be construed as a waiver of any of the remedies which Bank may have for damages or otherwise.

8. Termination of Employment.

(a) Termination Upon Disability of Employee. Bank or Employee may terminate Employee’s employment hereunder upon written notice to the other party if by reason of Employee’s physical or mental impairment (a “disability”), Employee is incapable of performing substantially all of his duties hereunder for a period of 90 consecutive days or a total of 150 days in any 12-month period. Upon termination for disability, all unvested options shall vest. If any disagreement concerning whether Employee has suffered a “disability” (as used in this subsection (a)) occurs between Employee and Bank, Employee (or his spouse or personal representative if Employee is unable to communicate with reason) shall select a physician, and Bank shall select a physician. Such physicians shall select a third physician, and the three physicians shall then determine by majority vote whether Employee is disabled (as used in this Section). The decision of a majority of such physicians shall be binding on Bank and Employee.

(b) Termination of Employee for Cause. The occurrence of any of the following events or circumstances shall constitute “Cause” for the termination, at the election of Bank, of the employment of Employee under this Agreement:

(i) conduct by Employee, or as a result of Employee’s direction, of a willful act (including, without limitation, a dishonest or fraudulent act) or a negligent act, or the negligent omission to act by the Employee, which is intended to cause, causes or is reasonably likely to cause harm to the Bank (including harm to its business reputation);

(ii) the indictment or the arrest of Employee for the commission or perpetration by the Employee of any felony, or any act involving dishonesty, moral turpitude or fraud;

(iii) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Bank or the Bank intends to institute any form of formal or informal regulatory action against the Employee or the Bank (provided, that the respective Board of Directors determines in good faith, that the subject matter of such action involves acts or omissions by or under the supervision of the Employee or that termination of the Employee would materially advance the Bank’s compliance with the purpose of the action or would materially assist the Bank in avoiding or reducing the restrictions or adverse affects to the Bank or the Bank related to the regulatory action);

(iv) knowing violation by Employee of any federal or state banking or securities law or regulations which is material to the Bank or its operations, or Employee’s act or omission which he reasonably should have known violated any such law or regulation;

(v) Employee’s refusal to perform a duly authorized directive of the Bank which was directed by a majority vote of the Bank Board;

(vi) Any other material breach by the Employee of this Agreement that, if susceptible of cure, remains uncured ten (10) days following notice to the Employee of such breach;

(vii) Employee exhibits a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in good faith and reasonable judgment of the Bank’s Board of Directors is materially detrimental to the Bank’s best interests, that, if susceptible of cure remains uncured ten (10) days following written notice to the Employee of such specific inappropriate behavior.

Provided, however, that with respect to the conditions described in items (i), (iii), (iv), (v), (vi) or (vii) of the foregoing, no termination shall be made by the Bank’s Board of Directors on such basis unless the Bank’s Board of Directors has provided written or electronic notice to Employee of the existence of such condition and Employee has been granted a reasonable opportunity to appear before the Bank’s Board of Directors in order to respond to such determination.

Upon the termination of Employee’s employment under this Section 8(b), no additional benefits or monies shall be due Employee other than those accrued or vested hereunder or under any benefit plans of Bank as of the date of termination. In addition, in the event that Bank terminates Employee’s employment under this Section 8(b) and any act or omission of Employee constituting Cause results in material economic harm to the Bank or in reputational harm causing material injury to the Bank, then, notwithstanding anything to the contrary herein, but only to the extent permitted by law and the provisions of the Bank’s plan or program, as of the date of termination (i) Bank shall have no further obligations to make any payments or provide any benefits to Employee, his estate, or his dependents hereunder or under any compensatory or benefit plan or arrangement of Bank, and (ii) all outstanding options to purchase shares of the Company’s common stock granted by the Company to Employee shall immediately expire to the extent not previously exercised.

In the event that Bank discharges Employee under this Section 8(b) and it is subsequently determined, pursuant to Section 10, that the termination was without cause, then such discharge shall be deemed a discharge without Cause subject to the provisions of Section 8(c) hereof.

(c) Termination by Bank Without Cause. Bank may terminate Employee’s employment hereunder at any time without Cause by written notice to Employee, in which event Bank shall continue to pay Employee his Annual Salary in effect immediately prior to such termination for no more than twelve (12) months or the end of the Term of this Agreement, whichever is shorter. Such Annual Salary shall be paid in equal monthly installments. In the event Employee becomes employed while entitled to compensation hereunder, the Bank shall pay the differential between the salary to Employee in his new employment and his pro-rated Annual Salary. Additionally, if Employee elects to continue his health insurance coverage pursuant to COBRA, the Bank will reimburse Employee for the premiums Employee pays for the twelve (12) months or until the end of the Term whichever is shorter.

(d) Termination by Employee For Good Reason. In the event Employee terminates his employment for Good Reason, Bank shall continue to pay Employee his Annual Salary, as in effect immediately prior to such termination, for a period of twelve (12) months following termination or the end of the Term whichever is shorter. Such Annual Salary shall be paid in equal monthly installments. Additionally, if Employee elects to continue his health insurance coverage pursuant to COBRA, the Bank will reimburse Employee for the premiums Employee pays for the twelve (12) months or until the end of the Term whichever is shorter. If Employee accepts employment while entitled to receive compensation hereunder, the Bank shall pay the differential in the Annual Salary in the event Employee’s salary is the new position is less than his Annual Salary. For purposes of this Agreement, the term “Good Reason” shall mean:

(i) a substantial alteration in the nature or status of Employee’s responsibilities which renders Employee’s position to be of materially less dignity, responsibility or scope, other than any such alteration implemented with Employee’s consent; or

(ii) any material breach by Bank of its obligations contained in this Agreement.

(iii) a reduction in Employee’s Annual Base Salary if such reduction is great than ten (10%) percent of the then existing Annual Base Salary.

(e) Termination by Employee Without Good Reason. In the event Employee terminates his employment with Bank for any reason (including retirement) other than Good Reason, Employee shall give Bank at least sixty (60) days notice of Employee’s intention to terminate his employment without Good Reason, and Bank may elect at its option and at any time to accept such termination at a date sooner than such sixtieth day. Employee shall be entitled to all compensation and benefits until his last date of employment. Thereafter, no additional benefits or monies shall be due Employee, his estate, or his dependents, other than those accrued hereunder or under any benefit plans of Bank as of the date of termination.

(f) Termination By Employee Following Change in Control. In the event of a “change in control” of the Company, as defined herein, Employee shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control, and at his election, to give written notice to Bank of termination of this Agreement and to receive an amount (the “Severance Amount”) equal to 2.00 times the Employee’s average annual W-2 compensation reported over the previous five (5) complete years. The said Severance Amount to be paid, in lump sum, within thirty (30) days after Employee’s written notice to terminate this Agreement. The standard employment deductions shall be withheld from the Severance Amount. For purposes of this Section 9(h), “change in control” of the Company shall mean:

(i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of the Company;

(ii) the sale of all or substantially all of the assets of the Company; or

(iii) the liquidation of the Company.

(g) Termination by Mutual Agreement. In the event the Parties terminate this Agreement by mutual agreement, i.e. Bank without Cause, and Employee without Good Reason, the Parties acknowledge that any termination compensation can be agreed upon by separate agreement to be mutually agreed upon by the Parties.

(h) Vested Rights. Nothing herein shall be construed as obviating any vested rights of Employee in his vested stock options, restricted stock grants and other earned benefits obtained during his employment. Further, Employee shall have no less than ninety (90) days to exercise his vested rights unless a different time period is set forth in the applicable plan. Further, in the event of Employee’s death, his termination with good reason or his termination without cause, all unvested options shall vest and Employee or Employee’s estate shall have up to twelve (12) months to exercise Employee’s vested rights unless a different time period is set in an applicable plan.

9. Return of Materials. Upon termination of employment hereunder, Employee shall promptly deliver to Bank all correspondence, manuals, letters, notes, notebooks, reports and any other documents or tangible items containing or constituting confidential information about the business of Bank, as well as all means of access to Bank’s facility and/or computer system and regardless of the medium in which Employee maintains or stores the same. In connection therewith, Employee shall, at the request of the Company and/or the Bank, execute and deliver his personal Certificate, under oath, confirming that no computer at Employee’s home or at any other site (exclusive of Bank offices) accessed or controlled by Employee contains any such business materials.

10. Arbitration.

In the event of any controversy or claim arising out of or relating to this Agreement, Employee’s employment with the Bank, or the breach, termination or validity of this Agreement, the Parties will attempt in good faith to resolve such controversy or claim. If the matter has not been resolved within sixty (60) days of the commencement of such discussions (which period may be extended by mutual agreement), then the Parties hereby agree to immediately submit the controversy to binding arbitration, for the Parties agree to waive their right to a jury trial. The arbitration shall be conducted by a single arbitrator mutually agreed upon by the Parties. If the Parties cannot agree upon an arbitrator, then each Party shall select an arbitrator who shall select a third arbitrator thereby resulting in any arbitration panel of three (3) individuals. Judgment upon the award rendered by the arbitrator(s) may be entered by a court having jurisdiction thereof. All proceedings relating to the Arbitration shall occur in Horry County, South Carolina. The arbitrator(s) shall have the authority to resolve the legal disputes between the Parties, but shall not have the authority to abridge or enlarge the substantive rights or remedies available under existing law, and shall determine the rights and obligations of the Parties according to the substantive and procedural laws of South Carolina. Each of the Parties shall use all reasonable efforts to ensure that any arbitration proceeding is completed within one hundred and twenty (120) days following notice of a request for arbitration.

The prevailing Party in any arbitration proceeding shall be entitled to an award of all reasonable out-of-pocket costs and expenses. Upon request of either Party, (i) the arbitrator(s) may require that the subject arbitration proceedings be kept confidential, and (ii) no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final. A Party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency or other urgent or exigent situation, but responsibility for resolution of any disputes shall be appropriately transferred to the arbitrator(s) upon appointment in accordance with the provisions hereof.

11. Miscellaneous.

(a) Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered, sent by confirmed electronic transmission, or sent by first class certified or registered mail, postage prepaid, return receipt requested in the case of Employee, to his residence address as set forth in the books and records of Bank, and in the case of Bank, to the address of the Bank’s principal place of business, in care of the Chairman of the Board of Directors or to such other person or at such other address with respect to each party as such party shall notify the other in writing. Unless such notice provides for a later effective date, such notices shall be deemed to be effective as of the earliest of (i) actual receipt by the addressee, (ii) the first business day after the date of electronic transmission thereof, or (iii) the second business day after deposit of the same into a United States postal authority receptacle.

(b) Assignment.

(i) By Bank. The Bank may assign this Agreement to such entities and shall thereafter have no rights, duties, or responsibilities under this Agreement. Employee hereby consents to such assignments.

(ii) By Employee. This Agreement is personal and shall in no way be subject to assignment by Employee. It shall be binding upon and shall inure to the benefit of Bank and Bank’s successors and assigns, and its economic rights and benefits shall inure to the benefit of Employee or his heirs or duly constituted legal representatives.

(c) Severability. Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

(d) Waiver; Amendment. No waiver in any instance by any party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder in any instance. This Agreement cannot be amended except in writing signed by the party to be charged.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

(f) Entire Agreement. This Agreement contains the entire agreement of the Parties concerning the matters set forth herein, and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth herein, are superseded hereby.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESSES:	Coastal Carolina National Bank

/s/ Terry Haight	By:	/s/ Doug P. Wendel
/s/ Dawn Kinard	Its:	Chairman

WITNESSES:	EMPLOYEE

/s/ Patti Todd	/s/ Jeffrey A. Benjamin
/s/ Regina Taylor	Jeffrey A. Benjamin